Exhibit 23.2

Consent of John E. Lux, Attorney

I consent to the reference to me under the caption “Interests of Named Experts and Counsel” and to the use of my opinion dated April 3, 2017 for the registration of shares of its common stock.

/s/ John E. Lux, Esq.

John E. Lux, Esq.

Washington, DC

April 3, 2017